Filed Pursuant to Rule 424(b)(2)

Registration No. 333-132911

PRODUCT SUPPLEMENT (To MTN prospectus supplement, general prospectus supplement and prospectus, each dated March 31, 2006) Pricing Supplement Number:

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Principal Protected Conditional Participation Notes

The Notes:

•      We may offer from time to time Principal Protected Conditional Participation Notes (the “Notes”). The Notes will be senior unsecured debt securities of Merrill Lynch & Co., Inc. and part of a series entitled “Medium-Term Notes, Series C”. The Notes will not be secured by collateral. Any payments due on the Notes will be subject to the credit risk of Merrill Lynch & Co., Inc.

•      The Notes will be linked to one or more market measures (each a “Market Measure”), which will be described in a relevant prospectus supplement (which may be called the “index supplement”). This product supplement describes some of the general terms that apply to the Notes and the general manner in which they may be offered and sold. When we offer the Notes, we will provide investors with one or more additional prospectus supplements (which may be called “term sheets”) which will describe the specific terms of that issue of Notes. Such term sheets will identify the Market Measure or Market Measures to which the Notes are linked, and any additions or changes to the terms specified in this product supplement.

•      The Notes are designed for investors who seek exposure to a specific Market Measure or Market Measures and some level of principal protection on their investment at maturity. The Notes will offer exposure to increases in the Market Measure (or decreases in the Market Measure if the Notes are designated “Bear Market Notes”) from the starting value of the Market Measure, determined on the date the Notes are priced for initial sale to the public (the “Pricing Date”), to the ending value of the Market Measure, determined on a day shortly before the maturity date (the “Valuation Date”), provided that the ending value of the Market Measure is at or below (or, in the case of Bear Market Notes, at or above) a specified level of the Market Measure (the “Threshold Level”). If the ending value of the Market Measure is above (or, in the case of Bear Market Notes, below) the Threshold Level, the Notes will pay a fixed return per unit (the “Threshold Payment”).

•      The Notes will be denominated in U.S. dollars or as specified in the applicable term sheet.

•      The Notes will have some level of principal protection on the maturity date, as specified in the applicable term sheet. Unless indicated in the applicable term sheet, the Notes will be 100% principal protected. If the Notes are less than 100% principal protected, investors must be willing to lose up to the percentage of their investment indicated in the applicable term sheet.

•      Unless otherwise set forth in the applicable term sheet, we will make no payments on the Notes prior to the maturity date and investors must be willing to forgo periodic interest payments.

•      The Notes will not be redeemable prior to the maturity date.

•      If provided for in the applicable term sheet, we may apply to have the Notes listed on a securities exchange. If approval of such an application is granted, the Notes will be listed on the securities exchange or quotation system at the time of such approval. If application is made, however, we will make no representations that any Notes will be listed or, if listed, will remain listed for the entire term of the Notes.

•      A Market Measure may be a commodity- or equity-based index, a basket of indices, exchange traded funds, the value of a single commodity or item, or any other statistical measure of economic or financial performance including, but not limited to, any interest rate, consumer price or mortgage index, or any combination thereof. As may be set forth in an applicable term sheet, the Notes may be linked to two or more Market Measures and payment on the Notes may be determined by comparison or combination of such Market Measures. Any reference to “Market Measure” in this product supplement provides that there may be two or more Market Measures to which a specific issuance of the Notes is linked.

Payment on the maturity date:

•      The amount you receive on the maturity date per unit (the “Redemption Amount”) will be based on the direction of and percentage change in the level of the Market Measure from the Pricing Date to the Valuation Date. In no case will you receive less than a minimum redemption amount per unit (the “Minimum Redemption Amount”), which may be less than, equal to, or greater than the original public offering price per unit of the Notes (the “Original Public Offering Price”).

•      If the ending value of the Market Measure is greater than (or, in the case of Bear Market Notes, less than) the starting value and equal to or less than (or, in the case of Bear Market Notes, equal to or greater than) the Threshold Level, the Redemption Amount will be the greater of (a) the Minimum Redemption Amount and (b) the sum of (i) a Base Value per unit and (ii) the Original Public Offering Price multiplied by the percentage change of the Market Measure multiplied by a participation rate (the “Participation Rate”).

•      If the ending value of the Market Measure is greater than (or, in the case of Bear Market Notes, less than) the Threshold Level, the Redemption Amount will be the sum of the Base Value and Threshold Payment per unit.

•      If the ending value of the Market Measure is equal to or less than (or, in the case of Bear Market Notes, equal to or greater than) the starting value, the Redemption Amount will be the greater of (a) the Minimum Redemption Amount and (b) the sum of (i) a Base Value per unit and (ii) the Original Public Offering Price multiplied by the percentage change of the Market Measure.

•      The Minimum Redemption Amount, Base Value, Participation Rate, Threshold Level and Threshold Payment will be set forth in the applicable term sheet.

Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

Investing in the Notes involves risks that are described in the “Risk Factors” section beginning on page PS-4 of this product supplement and beginning on page S-3 of the accompanying MTN prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this product supplement or the accompanying MTN prospectus supplement, general prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Merrill Lynch & Co.

The date of this product supplement is October 31, 2008.

Product Supplement CPN-1

RISK FACTORS	PS-4
DESCRIPTION OF THE NOTES	PS-12
THE MARKET MEASURE	PS-24
UNITED STATES FEDERAL INCOME TAXATION	PS-26
ERISA CONSIDERATIONS	PS-30
USE OF PROCEEDS AND HEDGING	PS-31
SUPPLEMENTAL PLAN OF DISTRIBUTION	PS-31
EXPERTS	PS-31
MARKET MEASURE OF CERTAIN DEFINED TERMS	PS-32

Medium-Term Notes, Series C Prospectus Supplement (the “MTN prospectus supplement”)

RISK FACTORS	S-3
DESCRIPTION OF THE NOTES	S-4
UNITED STATES FEDERAL INCOME TAXATION	S-22
PLAN OF DISTRIBUTION	S-29
VALIDITY OF THE NOTES	S-30

Debt Securities, Warrants, Preferred Stock, Depositary Shares and Common Stock Prospectus Supplement (the “general prospectus supplement”)

Merrill Lynch & Co., Inc	S-3
Use of Proceeds	S-3
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	S-4
The Securities	S-4
Description of Debt Securities	S-5
Description of Debt Warrants	S-16
Description of Currency Warrants	S-18
Description of Market Measure Warrants	S-20
Description of Preferred Stock	S-25
Description of Depositary Shares	S-32
Description of Preferred Stock Warrants	S-36
Description of Common Stock	S-38
Description of Common Stock Warrants	S-42
Plan of Distribution	S-44
Where You Can Find More Information	S-45
Incorporation of Information We File With the SEC	S-46
Experts	S-46

Prospectus

Where You Can Find More Information	2
Incorporation of Information We File With the SEC	2
Experts	2

References in this product supplement to “ML&Co.”, “we”, “us” and “our” are to Merrill Lynch & Co., Inc.

References in this product supplement to “MLPF&S” are to Merrill Lynch, Pierce, Fenner & Smith Incorporated.

This product supplement, together with the prospectus, general prospectus supplement, the MTN prospectus supplement, any index supplement relating to the Market Measure to which the Notes are linked and the term sheet which relates to a specific issue of Notes will be referred to herein, collectively, as the “prospectus.” You should rely only on the information contained or incorporated by reference in the prospectus. Neither we nor MLPF&S has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor MLPF&S is making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in the prospectus is accurate only as of the date on the front cover of the applicable term sheet.

RISK FACTORS

Your investment in the Notes will involve risks. You should carefully consider the following discussion of risks and the discussion of risks included in the accompanying MTN prospectus supplement before deciding whether an investment in the Notes is suitable for you. In addition to the risk factors, it is important to bear in mind that the Notes are senior unsecured debt securities of ML&Co. The Notes will rank equally with all of our other unsecured and unsubordinated debt, and will not be secured by collateral. Any payments due on the Notes, including any repayment of principal, will be subject to the credit risk of ML&Co.

General

You may not earn a return on your investment and, if the Minimum Redemption Amount is less than the Original Public Offering Price, your investment may result in a loss

We will not repay you a fixed amount on the Notes at maturity. The payment you receive on the maturity date on the Notes will depend on the direction of and percentage change in the level of the Market Measure to which your Notes are linked. Unless the Base Value or the Minimum Redemption Amount is above the Original Public Offering Price, you will only earn a return on the Notes if the Ending Value is greater than (or, in the case of Bear Market Notes, less than) the Starting Value, and if the Ending Value is greater than (or, in the case of Bear Market Notes, less than) the Threshold Level, if the Threshold Payment is greater than zero.

Further, if the Base Value is less than the Original Public Offering Price, your investment may result in a loss even if the Ending Value is greater than (or, in the case of Bear Market Notes, less than) the Starting Value on the Valuation Date, unless the Minimum Redemption Amount is equal to or greater than the Original Public Offering Price. In such case, your investment may result in a loss if the Ending Value is not sufficiently positive (or, in the case of Bear Market Notes, sufficiently negative) to overcome the difference between the Base Value and the Original Public Offering Price. This will be true even if the level of the Market Measure was sufficiently above (or, in the case of Bear Market Notes, below) the Starting Value at some time during the term of the Notes, but not on the Valuation Date.

Your return on the Notes is limited

The Notes offer exposure to increases (or, in the case of Bear Market Notes, decreases) in the level of the Market Measure from the Starting Value to the Ending Value, but only if the Ending Value is equal to or below (or, in the case of Bear Market Notes, equal to or above) the Threshold Level. The opportunity to participate in the performance of the Market Measure through an investment in the Notes will be limited because you will only participate in increases in the Market Measure up to (or, in the case of Bear Market Notes, decreases in the Market Measure down to) the Threshold Level regardless of any percentage increase (or, in the case of Bear Market Notes, decrease) in the Market Measure above (or, in the case of Bear Market Notes, below) the Threshold Level. If the Ending Value of the Market Measure is above (or, in the case of Bear Market Notes, below) the Threshold Level, the return on the Notes will be limited to the Threshold Payment, which may be zero.

As such, in deciding whether to invest in the Notes, you should have a view as to the direction of and percentage change in the level of the Market Measure, and anticipate that the Ending Value will be above (or, in the case of Bear Market Notes, below) the Starting Value and equal to or below the Threshold Level (or, in the case of Bear Market Notes, equal to or above) on the Valuation Date.

Your return on the Notes, which could be negative, may be lower than the return on other debt securities of comparable maturity

The return that you will receive on your Notes, which could be negative if the Minimum Redemption Amount is less than the Original Public Offering Price, may be less than the return you could earn on other investments. Your return may be less than the return you would earn if you bought a traditional interest bearing debt security of ML&Co. with the same stated maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

You must rely on your own evaluation of the merits of an investment linked to a Market Measure

In the ordinary course of their businesses, our affiliates may express views on expected movements in a Market Measure, the components of a Market Measure or an index underlying an exchange traded fund Market Measure (the “Underlying Index”), as the case may be, and these views may be communicated to clients of our affiliates in the ordinary course of their business. However, such views are subject to change from time to time. Moreover, other professionals who deal in markets related to a Market Measure may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning a Market Measure, its components or the applicable Underlying Index from multiple sources and should not rely on the views expressed by our affiliates.

Exchange rate movements may impact the value of the Notes

The Notes will be denominated in U.S. dollars, unless otherwise indicated in the applicable term sheet. If the level of a Market Measure, or any component of the Market Measure or an Underlying Index is traded in a currency other than U.S. dollars and, as per the Market Measure, is converted into U.S. dollars or another currency, the amount payable on the Notes on the maturity date will depend in part on the relevant exchange rates. If the U.S. dollar strengthens against the currencies of the Market Measure, its components or the Underlying Index, the value of the Market Measure, its components or the Underlying Index may be adversely affected and payment on the maturity date may be reduced.

Of particular importance to potential currency exchange risk are existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the countries of the Market Measure, its components or the Underlying Index and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the United States and other countries important to international trade and finance.

In seeking to provide investors with what we believe to be commercially reasonable terms for the Notes while providing MLPF&S with compensation for its services, we have considered the costs of developing, hedging and distributing the Notes. If a trading market develops for the Notes (and such a market may not develop), these costs are expected to affect the market price you may receive or be quoted for your Notes on a date prior to the stated maturity date

Unless otherwise provided in the applicable term sheet, the Notes will not be listed on any futures or securities exchange and we do not expect a trading market for the Notes to develop. Although MLPF&S, our subsidiary, has indicated that it currently expects to bid for Notes offered for sale to it by holders of the Notes, it is not required to do so and may cease making those bids at any time. In addition, for Notes that are linked to a basket, while we describe herein how you can calculate the level of the basket from publicly available information, unless otherwise provided in the applicable term sheet, we will not publish the level of the basket over the term of the Notes and this may limit the trading market for the Notes.

If the applicable term sheet provides that we will apply to have the Notes listed on a securities exchange and if approval of such application is granted, the Notes will be listed on such securities exchange at the time of such approval. We will make no representation, however, that the Notes will be listed on such securities exchange, or, if listed, will remain listed for the entire term of the Notes. In any event, you should be aware that the listing of the Notes on a securities exchange does not necessarily ensure that a trading market will develop for the Notes. If a trading market does develop, there can be no assurance that there will be liquidity in the trading market.

The development of a trading market for the Notes will depend on our financial performance and other factors, including changes in the level of the Market Measure to which your Notes are linked.

If the trading market for the Notes is limited, there may be a limited number of buyers for your Notes if you wish to transfer the Notes during the term of your investment. This may affect the price you receive.

In determining the economic terms of the Notes, and consequently the potential return on the Notes to you, a number of factors are taken into account. Among these factors are certain costs associated with creating, hedging and offering the Notes. In structuring the economic terms of the Notes, we seek to provide investors with what we believe to be commercially reasonable terms and to provide MLPF&S with compensation for its services in developing the securities. If a market-maker (which may be MLPF&S) makes a market in the Notes, the price it quotes would reflect any changes in market conditions and other relevant factors. In addition, the price, if any, at which you could sell your Notes in a secondary market transaction is expected to be affected by the factors that we considered in setting the economic terms of the Notes, namely the underwriting discount paid in respect of the Notes and other costs associated with the Notes, and compensation for developing and hedging the product. This quoted price, or listed price in the case of listed Notes, could be higher or lower than the Original Public Offering Price. MLPF&S is not obligated to make a market in the Notes.

Assuming there is no change in the level of the Market Measure to which your Notes are linked and no change in market conditions or any other relevant factors, the price, if any, at which MLPF&S or another purchaser might be willing to purchase your Notes in a secondary market transaction is expected to be lower than the Original Public Offering Price. This is due to, among other things, the fact that the Original Public Offering Price included, and secondary market prices are likely to exclude, underwriting discounts paid with respect to, and the developing and hedging costs associated with, the Notes.

If the Market Measure to which your Notes are linked is a basket, changes in the value of one or more basket components may offset each other

For Notes linked to a basket of two or more components, price movements in the basket components may not correlate with each other. Even if the level of one or more of the basket components increases (or, in the case of Bear Market Notes, decreases), price movements of one or more of the other basket components may offset such increases (or decreases). Therefore, in calculating the value of the basket on the Valuation Date, favorable changes in the level of one or more of the basket components may be moderated, or wholly offset, by changes in the level of one or more of the other basket components.

You cannot predict the future performance of any basket components, or of the basket as a whole, based on their historical performance.

The respective publishers of the Market Measure may adjust such Market Measure or any component of a Market Measure in a way that affects its level, and these respective publishers have no obligation to consider your interests

The publishers of each Market Measure, and with respect to Notes linked to an exchange traded fund Market Measure, the manager of the exchange traded fund or the publisher of an Underlying Index (each a “Market Measure Publisher”), can add, delete or substitute the components included in a Market Measure or Underlying Index or make other methodological changes that could change the level of such Market Measure or Underlying Index. You should realize that the changing of companies, commodities or other components included in a Market Measure or Underlying Index may affect such Market Measure or Underlying Index, as a newly added component may perform significantly better or worse than the component it replaces. Additionally, a Market Measure Publisher may alter, discontinue or suspend calculation or dissemination of its Market Measure or Underlying Index. Any of these actions could adversely affect the value of the Notes. The Market Measure Publishers will have no obligation to consider your interests in calculating or revising the Market Measure or Underlying Index.

Many factors affect the trading value of the Notes; these factors interrelate in complex ways and the effect of any one factor may offset or magnify the effect of another factor

The trading value of the Notes will be affected by factors that interrelate in complex ways. The effect of one factor may offset the increase in the trading value of the Notes caused by another factor and the effect of one factor may exacerbate the decrease in the trading value of the Notes caused by another factor. The following paragraphs describe the expected impact on the trading value of the Notes given a change in a specific factor, assuming all other conditions remain constant.

The level of the Market Measure is expected to affect the trading value of the Notes. We expect that the trading value of the Notes will depend substantially on the amount, if any, by which the level of the Market Measure exceeds or does not exceed the Starting Value and the Threshold Level. However, if you choose to sell your Notes when the level of the Market Measure is above (or, in the case of Bear Market Notes, below) the Starting Value but not the Threshold Level, you may receive substantially less than the amount that would be payable on the maturity date based on this value because of the expectation that the level of the Market Measure will continue to fluctuate until the Ending Value is determined. In addition, because the return on your Notes is effectively capped at a percentage above (or, in the case of Bear Market Notes, below) the Starting Value, we do not expect that the Notes will trade in the secondary market at a level above the percentage difference between the Starting Value and the Threshold Level, except in certain circumstances, which may occur if the Participation Rate is greater than 100% or if the Threshold Payment represents a percentage of the Original Public Offering Price that is greater than the difference between the Starting Value and the Threshold Level.

Changes in the volatility of the Market Measure are expected to affect the trading value of the Notes. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the Market Measure increases or decreases, the trading value of the Notes may be adversely affected.

Changes in the levels of interest rates are expected to affect the trading value of the Notes. We expect that changes in interest rates will affect the trading value of the Notes. Generally, if United States interest rates increase, we expect the trading value of the Notes will decrease and, conversely, if United States interest rates decrease, we expect the trading value of the Notes will increase. If the Market Measure to which your Notes are linked, or any components of such Market Measure, are traded in currencies other than the U.S. dollar, the level of interest rates in the relevant foreign countries may also affect their economies and in turn the level of such related Market Measure or component and, thus, the trading value of the Notes may be adversely affected.

Changes in dividend yields on the stocks included in an equity-based Market Measure are expected to affect the trading value of the Notes. If dividend yields on the stocks included in an equity-based Market Measure change, the trading value of the Notes may be adversely affected.

Changes in our credit ratings may affect the trading value of the Notes. Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the Notes. However, because the return on your Notes is dependent upon factors in addition to our ability to pay our obligations under the Notes, such as changes in the level of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the Notes.

In general, assuming all relevant factors are held constant, we expect that the effect on the trading value of the Notes of a given change in some of the factors listed above will be less if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes. We expect, however, that the effect on the trading value of the Notes of a given change in the level of the Market Measure will be greater if it occurs later in the term of the Notes than if it occurs earlier in the term of the Notes.

Purchases and sales by us and our affiliates may affect your return

We and our affiliates may from time to time buy or sell the Market Measures, components of the Market Measures, or futures or options contracts on Market Measures, Underlying Index or components of the Market Measures for our own accounts for business reasons and expect to enter into these transactions in connection with hedging our obligations under the Notes. These transactions could affect the price of these components and, in turn, the level of a Market Measure or Underlying Index in a manner that could be adverse to your investment in the Notes. Any purchases or sales by us, our affiliates or others on our behalf on or before the Pricing Date may temporarily increase or decrease the prices of a Market Measure, Underlying Index or components of a Market Measure. Temporary increases or decreases in the market prices of the Market Measure, Underlying Index or a component of a Market Measure may also occur as a result of the purchasing activities of other market participants. Consequently, the prices of such Market Measure, Underlying Index or components may change subsequent to the Pricing Date of an issue of Notes, affecting the level of the Market Measure and therefore the trading value of the Notes.

Amounts payable on the Notes may be limited by state law

New York State law governs the 1983 Indenture under which the Notes will be issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the Notes. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

While we believe that New York law would be given effect by a state or federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for the benefit of the holders of the Notes, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

Potential conflicts of interest could arise

As set forth in the applicable term sheet, an affiliate of ours may be our agent for the purposes of determining the Starting Value, the Ending Value and calculating the Redemption Amount, if any. Under certain circumstances, such entity’s position as our affiliate and its responsibilities as Calculation Agent for the Notes could give rise to conflicts of interest. These conflicts could occur, for instance, in connection with its determination as to whether the level of a Market Measure can be calculated on a particular trading day, or in connection with judgments that it would be required to make in the event of a discontinuance or unavailability of a Market Measure. See the sections entitled “Description of the Notes—Adjustments to the Market Measure”, “Description of the Notes—Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund linked Notes—Discontinuance of the Index Fund” and “Description of the Notes—Discontinuance of a Non-Exchange Traded Fund Market Measure” in this product supplement. Any affiliate of ours is required to carry out its duties as Calculation Agent in good faith and using its reasonable judgment. However, because we may control such affiliate, potential conflicts of interest could arise.

We expect to enter into arrangements to hedge the market risks associated with our obligation to pay the Redemption Amount, if any, due on the maturity date on the Notes. We may seek competitive terms in entering into the hedging arrangements for the Notes, but are not required to do so, and we may enter into such hedging arrangements with one of our subsidiaries or affiliated companies. Such hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but which could also result in a loss for the hedging counterparty.

ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the companies whose stocks are included in an equity-based Market Measure, including extending loans to, or making equity investments in, those companies or providing advisory services to those companies, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information relating to those companies and, in addition, one or more affiliates of ML&Co. may publish research reports about those companies. ML&Co. does not make any representation to any purchasers of the Notes regarding any matters whatsoever relating to the companies corresponding to the stocks included in an equity-based Market Measure. Any prospective purchaser of the Notes should undertake an independent investigation of the companies included in an equity-based Market Measure as in its judgment is appropriate to make an informed decision regarding an investment in the Notes. The composition of those companies does not reflect any investment recommendations of ML&Co. or its affiliates.

Tax consequences are uncertain

You should consider the tax consequences of investing in the Notes, aspects of which are uncertain. See the section entitled “United States Federal Income Taxation” in this product supplement.

Equity-Based Market Measures

If the Market Measure to which your Notes are linked is equity-based, you will not have the right to receive cash dividends or exercise ownership rights with respect to the Market Measure or the component stocks included in such Market Measure

If the Market Measure to which your Notes are linked is equity-based, including exchange traded fund Market Measures, you will not have voting rights or rights to receive cash dividends or other ownership rights in such Market Measure or the stocks included in such Market Measure, as the case may be. In addition, your return on the Notes may not reflect the return you would realize if you actually owned the Market Measure or component stocks included in the Market Measure and received the dividends paid on those stocks. Further, the levels of certain equity-based Market Measures reflect only the prices of the common stocks included in the Market Measure or its components and do not take into consideration the value of dividends paid on those stocks.

If the Market Measure to which your Notes are linked includes stocks traded on foreign exchanges, your return may be affected by factors affecting international securities markets

Equity-based Market Measures that include stocks traded on foreign exchanges are computed by reference to the value of the equity securities of companies listed on a foreign exchange or exchanges. The return on the Notes will be affected by factors affecting the value of securities in the relevant markets. The relevant foreign securities markets may be more volatile than United States or other securities markets and may be affected by market developments in different ways than United States or other securities markets. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. Also, there is generally less publicly available information about foreign companies than about United States companies that are subject to the reporting requirements of the Securities and Exchange Commission. Additionally, accounting, auditing and financial reporting standards and requirements in foreign countries differ from those applicable to United States reporting companies.

The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial and social factors in those regions. In addition, recent or future changes in government, economic and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could negatively affect the relevant securities markets. Moreover, the relevant foreign economies may differ favorably or unfavorably from the United States economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Commodity-Based Market Measures

If the Market Measure to which your Notes are linked is commodity-based, ownership of the Notes will not entitle you to any rights with respect to any futures contracts or commodities included in or tracked by the Market Measure

If the Market Measure to which your Notes are linked is commodity-based, you will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any of the commodities or commodity futures included in such Market Measure. ML&Co. will not invest in any of the commodities or commodity futures contracts included in such Market Measure on behalf or for the benefit of holders of the Notes.

Trading in the components of a commodity-based Market Measure can be volatile based on a number of factors that we cannot control

Trading in commodities is speculative and can be extremely volatile. Market prices of the commodities may fluctuate rapidly based on numerous factors, including: changes in supply and demand relationships; weather; agriculture; trade; fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; technological developments; and changes in interest rates. These factors may affect the level of a commodity-based Market Measure and the value of the Notes in varying ways, and different factors may cause the value of the commodities, and the volatilities of their prices, to move in inconsistent directions at inconsistent rates. Additionally, certain commodity-based Market Measures may be concentrated in only a few, or even a single industry. These Market Measures are likely to be more volatile than those comprised of a variety of commodities.

With respect to a commodity-based Market Measure, suspension or disruptions of market trading in the commodity and related futures markets, or in the Market Measure, may adversely affect the value of the Notes

The commodity markets are subject to disruptions due to various factors, including the lack of liquidity in the markets and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices that may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the maximum or minimum limit price has been reached in a particular contract, no trades may be made at a higher price or a lower price, as the case may be. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. There can be no assurance that any such disruption or any other force majeure (such as an act of God, fire, flood, severe weather conditions, act of governmental authority, labor difficulty, etc.) will not have an adverse affect on the level of or trading in the Market Measure, or the manner in which it is calculated, and therefore, the value of the Notes.

Notes linked to a commodity-based Market Measure will not be regulated by the CFTC

Unlike an investment in the Notes linked to a commodity-based Market Measure, an investment in a collective investment vehicle that invests in futures contracts on behalf of its participants may be regulated as a commodity pool and its operator may be required to be registered with and regulated by the Commodity Futures Trading Commission (the “CFTC”) as a “commodity pool operator” (a “CPO”). Because Notes linked to a commodity-based Market Measure will not be interests in a commodity pool, such Notes will not be regulated by the CFTC as a commodity pool, ML&Co. will not be registered with the CFTC as a CPO and you will not benefit from the CFTC’s or any non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts or who invest in regulated commodity pools. Notes linked to a commodity-based Market Measure will not constitute investments by you or by ML&Co. on your behalf in futures contracts traded on regulated futures exchanges, which may only be transacted through a person registered with the CFTC as a “futures commission merchant” (“FCM”). ML&Co. is not registered with the CFTC as an FCM and you will not benefit from the CFTC’s or any other non-United States regulatory authority’s regulatory protections afforded to persons who trade in futures contracts on a regulated futures exchange through a registered FCM.

A commodity-based Market Measure may include futures contracts on foreign exchanges that are less regulated than U.S. markets

A commodity-based Market Measure may include futures contracts on physical commodities on exchanges located outside the United States. The regulations of the CFTC do not apply to trading on foreign exchanges, and trading on foreign exchanges may involve different and greater risks than trading on United States exchanges. Certain foreign markets may be more susceptible to disruption than United States exchanges due to the lack of a government-regulated clearinghouse system. Trading on foreign exchanges also involves certain other risks that are not applicable to trading on United States exchanges. Those risks include: (a) exchange rate risk relative to the U.S. dollar; (b) exchange controls; (c) expropriation; (d) burdensome or confiscatory taxation; and (e) moratoriums, and political or diplomatic events. It will also likely be more costly and difficult for a Market Measure Publisher to enforce the laws or regulations of a foreign country or exchange, and it is possible that the foreign country or exchange may not have laws or regulations which adequately protect the rights and interests of investors in the Market Measure.

Exchange Traded Fund Market Measures

If the Market Measure to which your Notes are linked is an exchange traded fund, there are liquidity and management risks associated with the Market Measure

Although shares of the Market Measure will be listed for trading on a securities exchange and a number of similar products have been traded on various exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Market Measure or that there will be liquidity in the trading market.

The Market Measure is subject to management risk, which is the risk that the investment adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results.

With respect to exchange traded fund Market Measures, we cannot control actions by the investment adviser which may adjust the Market Measure in a way that could adversely affect the value of the Notes and the amount payable on the Notes, and the investment adviser has no obligation to consider your interest

The policies of the investment adviser concerning the calculation of the Market Measure’s net asset value, additions, deletions or substitutions of common stocks held by the Market Measure and the manner in which changes affecting the Underlying Index are reflected in the Market Measure could affect the market price per share of the Market Measure and, therefore, the amount payable on the Notes on the maturity date and the trading value of the Notes before maturity. The amount payable on your Note and its value could also be affected if the investment adviser changes these policies, for example, by changing the manner in which it calculates the Market Measure’s net asset value, or if the investment adviser discontinues or suspends calculation or publication of the Market Measure’s net asset value, in which case it may become difficult to determine the value of your Note. If events such as these occur or if the closing price per share of any of the Market Measure is not available on the Valuation Date, the Calculation Agent may determine the closing price per share of the Market Measure on the Valuation Date and thus the amount payable on the maturity date in a manner it considers appropriate, in its sole discretion.

With respect to exchange traded fund Market Measures, we cannot control actions by the companies whose stocks or other equity securities are held by the Market Measure or included in the Underlying Index, including actions that could adversely affect the value of your Notes

Unless the stock of ML&Co. or one of our affiliates is held by the Market Measure, we will have no ability to control the actions of any of the companies whose stock is held by the Market Measure or included in the Underlying Index, including actions that could affect the value of the stocks held by the Market Measure or included in the Underlying Index or your notes. None of the money you pay us will go to the Market Measure Publisher or the investment adviser or any of the companies represented in the Underlying Index and none of those companies will be involved in the offering of the Notes in any way. Neither those companies nor we will have any obligation to consider your interests as a holder of the Notes in taking any corporate actions that might affect the value of your notes.

If the Market Measure to which your Notes are linked is an exchange traded fund, the correlation between the performance of the Market Measure and the performance of the Underlying Index may vary

The performance of the Market Measure and that of its Underlying Index will generally vary due to transaction costs, certain corporate actions and timing variances.

In addition, because the shares of the Market Measure are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Market Measure may differ from its net asset value per share; shares of the Market Measure may trade at, above or below their net asset value per share.

For the foregoing reasons, the performance of the Market Measure may not correlate with the performance of its Underlying Index over the same period. Because of this variance in correlation, the return on the Notes to the extent dependent on the return of the Market Measure may not be the same as an investment directly in the common stocks included in the Underlying Index or the same as a debt security with a payment at maturity linked to the performance of the Underlying Index.

If the Market Measure to which your Notes are linked is an exchange traded fund, time differences between the cities where the Underlying Index and Market Measure trade may create discrepancies in trading levels

As a result of the time difference, if applicable, between the cities where the securities comprising the Underlying Index trade and where the shares of the Market Measure trade, there may be discrepancies between the levels of the Underlying Index and the trading prices of the shares of the Market Measure. In addition, there may be periods when the foreign securities markets are closed for trading (for example during holidays in a foreign country), as a result of which the level of the Underlying Index remains unchanged for multiple trading days in the city where the shares of the Market Measure trade. Conversely, there may be periods during which the securities markets on which the Market Measure trades are closed, but the securities markets related to the Underlying Index are open. In such case, the price of the Market Measure would remain unchanged while the level of the Underlying Index would continue to fluctuate.

If the Market Measure to which your Notes are linked is an exchange traded fund, risks associated with the Underlying Index, or underlying assets of the exchange traded fund, will affect the share price of the Market Measure and hence, the value of the Notes

Exchange traded funds are funds which may hold a variety of underlying assets, including stocks or bonds, and which performance may be designed to track the performance of an Underlying Index. While the Notes are linked to the exchange traded fund Market Measure and not to its underlying assets or Underlying Index, risks associated with the underlying assets or Underlying Index will affect the share price of the Market Measure and hence the value of the Notes. Some of the risks that relate to an Underlying Index include those discussed above in this product supplement in relation to equity index based- and commodity-based Market Measures, which you should review before investing in the Notes.

DESCRIPTION OF THE NOTES

ML&Co. will issue Notes as part of series of senior unsecured debt securities entitled “Medium-Term Notes, Series C,” which is more fully described in the accompanying MTN prospectus supplement, under the 1983 Indenture, which is more fully described in the accompanying general prospectus supplement. The Bank of New York Mellon is the trustee under such indenture. The Notes will mature on the date set forth in the applicable term sheet relating to a specific issue of Notes. Information included in this product supplement supersedes information in the accompanying MTN prospectus supplement, general prospectus supplement and prospectus to the extent that it is different from that information.

The specific terms of the Notes will be described in the applicable term sheet accompanying this product supplement CPN-1. The terms described in that term sheet supplement those described herein and in any accompanying prospectus supplements, including the accompanying MTN prospectus supplement, general prospectus supplement and prospectus. If the terms described in the applicable term sheet are inconsistent with those described herein or in any accompanying prospectus supplements, including the accompanying MTN prospectus supplement, general prospectus supplement and prospectus, the terms described in the applicable term sheet shall control.

The Notes are our unsecured and unsubordinated obligations and will rank pari passu with all of our other unsecured and unsubordinated obligations.

The Notes will not be subject to redemption by ML&Co. or repayment at the option of any holder of the Notes prior to the maturity date.

ML&Co. will issue the Notes in the denominations of whole units, each with a public offering price per unit as set forth in the applicable term sheet (the “Original Public Offering Price”). You may transfer the Notes only in whole units. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the Notes in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the Notes. You should refer to the section entitled “Description of Debt Securities—Depositary” in the accompanying general prospectus supplement.

The Notes will not have the benefit of any sinking fund. The Notes will have the level of principal protection on the maturity date set forth in the applicable term sheet.

Unless otherwise indicated in the applicable term sheet, the Notes will not pay interest. If your Notes provide for the payment of interest, the applicable term sheet will indicate the relevant terms on which you will receive interest payments, including (but not limited to) (i) whether the interest rate will be fixed or variable and, if fixed, the rates per annum, (ii) the method or basis for determining any variable interest rates, (iii) the interest payment and record dates, (iv) the interest reset dates for variable interest rates, (v) any contingencies relating to such interest becoming payable to holders of the Notes, and (vi) the business day convention.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Payment on the Maturity Date

On the maturity date, for each unit of Notes that you own, you will be entitled to receive a cash amount equal to the Redemption Amount, per unit.

Determination of the Redemption Amount

Unless otherwise provided in the applicable term sheet, the “Redemption Amount” which you will be entitled to receive on the maturity date will be determined by the Calculation Agent and will equal:

(a)	If the Ending Value is greater than the Starting Value and but less than or equal to the Threshold Level, the greater of

(i)	Minimum Redemption Amount; and

(ii)	Base Value +	[	Original Public Offering Price ×	(	Ending Value – Starting Value	)	× Participation Rate	]
Starting Value

(b)	If the Ending Value is greater than the Threshold Level,
Base Value + Threshold Payment

(c)	If the Ending Value is less than or equal to the Starting Value, the greater of

(i)	Minimum Redemption Amount; and

(ii)	Base Value +	[	Original Public Offering Price ×	(	Ending Value – Starting Value	)	]
Starting Value

If your Notes are designated “Bear Market Notes” and unless otherwise provided in the applicable term sheet, the Redemption Amount per unit of the Notes will be determined by the Calculation Agent and will equal:

(a)	If the Ending Value is less than the Starting Value and equal to or greater than the Threshold Level, the greater of

(i)	Minimum Redemption Amount; and

(ii)	Base Value +	[	Original Public Offering Price ×	(	Starting Level – Ending Value	)	× Participation Rate	]
Starting Value

(b)	If the Ending Value is less than the Threshold Level,

Base Value + Threshold Payment

(c)	If the Ending Value is greater than or equal to the Starting Value, the greater of

(i)	Minimum Redemption Amount; and

(ii)	Base Value +	[	Original Public Offering Price ×	(	Starting Value – Ending Value	)	]
Starting Value

The “Minimum Redemption Amount” will be a dollar value per unit set forth in the applicable term sheet and may be greater than, less than, or equal to the Original Public Offering Price. If the Minimum Redemption Amount is less than the Original Public Offering Price per unit, you may receive less than your original investment amount at maturity.

The “Base Value” will be a dollar value per unit set forth in the applicable term sheet and may be greater than, less than, or equal to the Original Public Offering Price per unit. If the Base Value is less than the Original Public Offering Price, then the Ending Value must be sufficiently above (or, in the case of Bear Market Notes, sufficiently below) the Starting Value to overcome this difference and in order for you to receive at least the Original Public Offering Price per unit at maturity, unless the Minimum Redemption Amount is equal to or greater than the Original Public Offering Price per unit.

The “Participation Rate” will be set forth in the applicable term sheet.

The “Threshold Level” will be a specified level of the Market Measure above (or, in the case of Bear Market Notes, below) the Starting Value and will be set forth in the applicable term sheet.

The “Threshold Payment” will be a fixed dollar value per unit, which will represent a percentage of the Original Public Offering Price per unit and will be set forth in the applicable term sheet.

A “Market Measure Business Day” means a day on which the New York Stock Exchange (“NYSE”) and the Nasdaq Stock Market (the “Nasdaq”) (or any successor to the foregoing exchanges) are open for trading, and the Market Measure or any successor Market Measure is calculated and published.

Determining the Starting Value, Ending Value and Valuation Date

Equity-Based Market Measures Other than Exchange Traded Funds

Unless otherwise specified in the applicable term sheet, the following definitions shall apply:

The “Starting Value” will equal the closing level of the Market Measure on the Pricing Date.

The “Ending Value” will equal the closing level of the Market Measure on the Valuation Date.

The “Valuation Date” will be a day shortly prior to the maturity date of the Notes. The actual Valuation Date will be determined on the Pricing Date and set forth in the term sheet made available in connection with sales of the Notes. If such day is not a Market Measure Business Day or a Market Disruption Event occurs or is continuing on that date, then the closing level of the Market Measure on the Valuation Date will equal the closing level of the Market Measure on the next scheduled Market Measure Business Day prior to the maturity date on which a Market Disruption Event has not occurred or is not continuing provided however, that if a Market Disruption Event is still continuing on the second scheduled Market Measure Business Day preceding the maturity date, the Ending Value will be determined by the Calculation Agent (or, if not determinable, estimated by the Calculation Agent) in a manner which is considered commercially reasonable under the circumstances.

Commodity-Based Market Measures

Unless otherwise specified in the applicable term sheet, the following definitions shall apply for Notes linked to commodity based Market Measures:

The “Starting Value” will equal the closing level of the Market Measure on the Pricing Date, subject to a Market Disruption Event (as defined below).

If the Market Measure is linked to a commodity-based index and a Market Disruption Event occurs on the Pricing Date, the Calculation Agent will establish an initial value for the Market Measure (the “Initial Market Measure Level”) and the “Starting Value” for a commodity-based index pursuant to the following procedures:

(1)	With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is not affected by the Market Disruption Event (an “Unaffected Component”), both the Initial Market Measure Level and the Starting Value will be based on the exchange published settlement price of such Unaffected Component on the Pricing Date.

(2)	With respect to each commodity or futures contract the value of which is tracked by the Market Measure and which is affected by a Market Disruption Event (an “Affected Component”):

(a)	the Calculation Agent will establish the Initial Market Measure Level on the Pricing Date based on (i) the above-referenced settlement price of each Unaffected Component and (ii) the last exchange published settlement price for each Affected Component on the Pricing Date;

(b)	the Calculation Agent will adjust the Initial Market Measure Level for purposes of determining the Starting Value based on the exchange published settlement price of each Affected Component on the first day following the Pricing Date on which no Market Disruption Event occurs with respect to such Affected Component. In the event that a Market Disruption Event occurs with respect to any Affected Component on each Market Measure Business Day to and including the third scheduled Market Measure Business Day following the Pricing Date, the Calculation Agent (not later than the fourth scheduled Market Measure Business Day) will estimate the price of such Affected Component used to determine the Starting Value in a manner that the Calculation Agent considers commercially reasonable under the circumstances; and

(c)	the final term sheet made available in connection with sales of the Notes will set forth the Initial Market Measure Level, a brief statement of the facts relating to the establishment of the Initial Market Measure Level (including a description of the relevant Market Disruption Event(s)), and the Starting Value.

(3)	The Calculation Agent will determine the Market Measure Level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the above definition means the exchange used to value such futures contract for the calculation of the Market Measure.

The “Ending Value” will equal the closing level of the Market Measure on the Valuation Date.

The “Valuation Date” will be a day shortly prior to the maturity date of the Notes. The actual Valuation Date will be determined on the Pricing Date and set forth in the term sheet made available in connection with sales of the Notes. If such day is not a Market Measure Business Day, then the closing level of the Market Measure on the Valuation Date will equal the closing level of the Market Measure on the next scheduled Market Measure Business Day prior to the maturity date. If a Market Measure Business Day has not occurred on the second day prior to maturity, then the closing level of the Market Measure will be determined by the Calculation Agent (or, if not determinable, estimated by the Calculation Agent) in a manner which is considered commercially reasonable under the circumstances.

If a Market Disruption Event occurs on the Valuation Date, the level of the Market Measure and the Ending Value will be determined by the Calculation Agent pursuant to the following “Market Disruption Calculation”:

(1)	with respect to each Market Measure component, which is not affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price on the Valuation Date;

(2)	with respect to each Market Measure component which is affected by the Market Disruption Event, the Market Measure level will be based on the exchange published settlement price of each such contract on the first day following the Valuation Date on which no Market Disruption Event occurs with respect to such contract. In the event that a Market Disruption Event occurs with respect to any contract included in the Market Measure on the Valuation Date and on each day to and including the second scheduled Market Measure Business Day prior to maturity (the “Cut-Off Date”), the price of such contract used to determine the Ending Value will be estimated by the Calculation Agent in a manner which the Calculation Agent considers commercially reasonable under the circumstances; and

(3)	the Calculation Agent shall determine the Market Measure level by reference to the exchange published settlement prices or other prices determined in clauses (1) and (2), above, using the then current method for calculating the Market Measure. The exchange on which a futures contract included in the Market Measure is traded for purposes of the foregoing definition means the exchange used to value such futures contract for the calculation of the Market Measure.

Exchange Traded Fund Market Measures

Unless otherwise specified in the applicable term sheet, the following definitions shall apply to Notes linked to exchange traded funds:

The “Starting Value” will equal the Volume Weighted Average Price per share of the Market Measure.

The “Volume Weighted Average Price” will, absent a determination of manifest error, be the price shown on page “AQR” on Bloomberg L.P. for trading in shares of the Market Measure taking place from approximately 9:30 a.m. to 4:02 p.m. on all U.S. exchanges during the Pricing Date, or on such date or dates other than the Pricing Date, as specified in the applicable term sheet.

The “Closing Market Price” means:

(A)	If the Market Measure is listed or admitted to trading on a national securities exchange in the United States registered under the Securities Exchange Act of 1934 (“registered national securities exchange”), is included in the OTC Bulletin Board Service (“OTC Bulletin Board”) operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), or is quoted on a United States quotation medium or inter-dealer quotation system (e.g., the Pink-Sheets), then the Closing Market Price for any date of determination on any Trading Day means for one share of the Market Measure (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of the Notes):

•	the last reported sale price, regular way, on that day on the principal registered national securities exchange on which that security is listed or admitted to trading (without taking into account any extended or after-hours trading session);

•	if the last reported sale price is not obtainable on a registered national securities exchange, then the last reported sale price on the over-the-counter market as reported on the OTC Bulletin Board or, if not available on the OTC Bulletin Board, then the last reported sale price on any other United States quotation medium or inter-dealer quotation system on that day (without taking into account any extended or after-hours trading session); or

•	if the last reported sale price is not available for any reason on a registered national securities exchange, on the OTC Bulletin Board, or on any other United States quotation medium or inter-dealer quotation system, including, without limitation, due to the occurrence of a Market Disruption Event (as described below), then the mean of the last reported bid and offer price of the principal trading session on the registered national securities exchange, or if there were no bids and offers on such exchange, then the mean of the last reported bid and offer on the over-the-counter market as reported on the OTC Bulletin Board or, if there were no bids and offers on the OTC Bulletin Board, then the mean of the last reported bid and offer on any other United States quotation medium or inter-dealer quotation system on that day as determined by the Calculation Agent or from as many dealers in that security, but not exceeding three, as have made the bid prices available to the Calculation Agent after 3:00 p.m., local time in the principal market of the shares of the Market Measure (or any other security underlying a Market Measure for which a Closing Market Price must be determined for purposes of the Notes) on that date (without taking into account any extended or after-hours trading session).

(B)	If the Market Measure is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, or is not quoted on any other United States quotation medium or inter-dealer system, then the Closing Market Price for any date of determination on any Trading Day means for one share of the Market Measure the U.S. dollar equivalent of the last reported sale price (as determined by the Calculation Agent in its sole discretion and reasonable judgment) on that day on a foreign securities exchange on which that security is listed or admitted to trading with the greatest volume of trading for the calendar month preceding that Trading Day as determined by the Calculation Agent; provided that if the last reported sale price is for a transaction which occurred more than four hours prior to the close of that foreign exchange, then the Closing Market Price will mean the U.S. dollar equivalent (as determined by the Calculation Agent in its sole discretion and reasonable judgment) of the average of the last available bid and offer price on that foreign exchange.

(C)	If the Market Measure is not listed on a registered national securities exchange, is not included in the OTC Bulletin Board, is not quoted on any other United States quotation medium or inter-dealer quotation system, is not listed or admitted to trading on any foreign securities exchange, or if the last reported sale price or bid and offer are not obtainable, then the Closing Market Price will mean the average of the U.S. dollar value (as determined by the Calculation Agent in its sole discretion) of the last available purchase and sale prices in the market of the three dealers which have the highest volume of transactions in that security in the immediately preceding calendar month as determined by the Calculation Agent based on information that is reasonably available to it.

A “Trading Day” is a day, as determined by the Calculation Agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the NYSE, the Nasdaq, the Chicago Mercantile Exchange, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Ending Value” will equal the Closing Price of the Market Measure on the Valuation Date multiplied by the Price Multiplier.

The “Price Multiplier” will be set forth in the applicable term sheet and will be subject to adjustment for certain corporate events relating to the Market Measure described below under “—Anti-Dilution, Reorganization and Discontinuance Adjustments for Exchange Traded Fund linked Notes”.

The “Valuation Date” will be a day shortly prior to the maturity date of the Notes. The actual Valuation Date will be determined on the Pricing Date and set forth in the final pricing supplement made available in connection with sales of the Notes. If such day is not a Market Measure Business Day or a Market Disruption Event occurs or is continuing on that date, then the closing level of the Market Measure on the Valuation Date will equal the closing level of the Market Measure on the next scheduled Market Measure Business Day prior to the maturity date on which a Market Disruption Event has not occurred or is not continuing provided however, that if a Market Disruption Event is still continuing on the second scheduled Market Measure Business Day preceding the maturity date, the Ending Value will be determined by the Calculation Agent (or, if not determinable, estimated by the Calculation Agent) in a manner which is considered commercially reasonable under the circumstances.

Market Disruption Events

Equity Index-Based Market Measures

For equity index-based Market Measures, “Market Disruption Event” means either of the following events, as determined by the Calculation Agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Market Measure trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Market Measure or any successor market measure; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Market Measure as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Market Measure, or any successor market measure.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Market Measure, or any successor market measure, will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the Market Measure, or any successor market measure, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(4)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and,

(5)	if applicable to equity index-based Market Measures with component stocks listed on the NYSE, for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

Commodity-Based Market Measures

For commodity-based Market Measures, “Market Disruption Event” means one or more of the following events as determined by the Calculation Agent in its sole discretion:

(1)	a material limitation, suspension, or disruption of trading in one or more Market Measure components which results in a failure by the exchange on which each applicable Market Measure component is traded to report an exchange published settlement price for such contract on the day on which such event occurs or any succeeding day on which it continues;

(2)	the exchange published settlement price for any Market Measure component is a “limit price”, which means that the exchange published settlement price for such contract for a day has increased or decreased from the previous day’s exchange published settlement price by the maximum amount permitted under applicable exchange rules;

(3)	failure by the applicable exchange or other price source to announce or publish the exchange published settlement price for any Market Measure component;

(4)	a suspension of trading in one or more Market Measure components, for which the trading does not resume at least ten (10) minutes prior to the scheduled or rescheduled closing time; or

(5)	any other event, if the Calculation Agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging.”

Exchange Traded Fund-Based Market Measures

“Market Disruption Event” means any of the following events as determined by the Calculation Agent in its sole discretion:

(1) (A)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Market Measure (or the successor to the Market Measure) on the primary exchange where such shares trade, as determined by the Calculation Agent (without taking into account any extended or after-hours trading session); or

(B)	the suspension of or material limitation of trading, in each case, for more than two hours of trading, or during the one-half hour preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of such Market Measure (or successor to the Market Measure) as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the shares of the Market Measure; or

(2) (A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of an Underlying Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise the Underlying Index or any successor underlying index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the Underlying Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to the Underlying Index, or any successor underlying index.

For the purpose of determining whether a Market Disruption Event has occurred:

(i)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(ii)	a decision to permanently discontinue trading in the relevant futures or options contracts related to the Underlying Index (or the underlying index related to the successor to the Market Measure) or shares of such Market Measure (or such successor to the Market Measure), will not constitute a Market Disruption Event;

(iii)	a suspension in trading in a futures or options contract on the Underlying Index (or the underlying index related to the successor to the Market Measure) or shares of such Market Measure (or such successor to the Market Measure), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts will constitute a suspension of or material limitation on trading in futures or options contracts related to the Market Measure;

(iv)	a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

(v)	if applicable to Market Measures or Underlying Indices with component stocks listed on the NYSE, for the purpose of clause (1)(A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, will be considered “material”.

All determinations made by the Calculation Agent, absent a determination of manifest error, will be conclusive for all purposes and binding on ML&Co. and the holders and beneficial owners of the Notes.

Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund linked Notes

If the Notes are linked to an exchange traded fund Market Measure (for purposes of this section, an “Index Fund”), the Calculation Agent, in it sole discretion, may adjust the Price Multiplier, and hence the Ending Value, if an event described below occurs on or before the Valuation Date and the Calculation Agent determines that such an event has a diluting or concentrative effect on the theoretical value of the shares of the Index Fund, or successor index fund (as defined below). The Price Multiplier resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward.

No adjustments to the Price Multiplier will be required unless the Price Multiplier adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier and that is not applied at the time of the occurrence of the event that requires an adjustment may be taken into account and aggregated at the time of any subsequent adjustment that would require a change of the Price Multiplier then in effect.

No adjustments to the Price Multiplier will be required other than those specified below. However, the Calculation Agent may, at its sole discretion, make additional adjustments to the Price Multiplier to reflect changes occurring in relation to the component stocks of the Index Fund, the terms of the Index Fund or any other security received in a reorganization event in other circumstances where the Calculation Agent determines that it is appropriate to reflect those changes to ensure an equitable result. The required adjustments specified below do not cover all events that could affect the Closing Market Price per share of the Index Fund.

MLPF&S as Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Price Multiplier and of any related determinations and calculations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

ML&Co. will, within ten Banking Business Days following the occurrence of an event that requires an adjustment to the Price Multiplier, or, if later, within ten Banking Business Days following the date on which ML&Co. becomes aware of this occurrence, provide written notice to the trustee, which will provide notice to the holders of the Notes of the occurrence of this event and a statement in reasonable detail setting forth the adjusted Price Multiplier.

A “Banking Business Day” is any day other than a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in U.S. dollars are not conducted.

Dilution Adjustments

The Calculation Agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier, and hence the Ending Value, as a result of certain events related to the Index Fund or any successor index fund, as applicable, which include, but is not limited to, the following:

Stock splits and reverse stock splits

If the Index Fund is subject to a stock split or reverse stock split, then once any split has become effective, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares which a holder of one share of the Index Fund before the effective date of such stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock dividends

If the Index Fund is subject to a (i) stock dividend (i.e., issuance of additional shares by the Index Fund) that is given ratably to all holders of record of shares of the Index Fund or (ii) distribution of shares of the Index Fund, then once the dividend has become effective and the shares of the Index Fund are trading ex-dividend, the Price Multiplier will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

the number of shares of the Index Fund which a holder of one share of the Index Fund before the date the dividend became effective and the shares of the Index Fund traded ex-dividend would have owned or been entitled to receive immediately following that date;

provided that no adjustment will be made for a stock dividend for which the number of shares of the Index Fund paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

Extraordinary Dividends

There will be no adjustments to the Price Multiplier to reflect any cash dividends or cash distributions paid with respect to the shares of the Index Fund other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Other Distributions” and “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to the shares of the Index Fund, a dividend or other distribution which exceeds the immediately preceding non-Extraordinary Dividend on the shares of the Index Fund (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) by an amount equal to at least 10% of the Closing Market Price of the Index Fund on the Trading Day preceding the ex-dividend date with respect to the Extraordinary Dividend (the “ex-dividend date”). If an Extraordinary Dividend occurs with respect to the Index Fund, the Price Multiplier will be adjusted on the ex-dividend date with respect to the Extraordinary Dividend so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which is the Closing Market Price per share of the Index Fund on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Closing Market Price per share of the Index Fund on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount.

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend for the shares of the Index Fund will equal:

•

in the case of cash dividends or other distributions that constitute regular dividends, the amount per share of the Index Fund of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share of the Index Fund; or

•	in the case of cash dividends or other distributions that do not constitute regular dividends, the amount per share of the Index Fund of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination will be conclusive. A distribution on the shares of the Index Fund described under the sections entitled “—Reorganization Events” and “—Other Distributions” below that also constitute an Extraordinary Dividend will only cause an adjustment pursuant to those respective sections.

Other distributions

If the Index Fund, after the Pricing Date, declares or makes a distribution to all holders of the shares of the Index Fund of any class of its capital stock, evidences of its indebtedness or other non-cash assets, including, but not limited to, transferable rights and warrants, then, in each of these cases, the Price Multiplier will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•

a fraction, the numerator of which will be the Closing Market Price per share of the Index Fund, and the denominator of which will be the Closing Market Price per share of the Index Fund, less the fair market value, as determined by the Calculation Agent, as of the time the adjustment is effected of the portion of the capital shares, assets, evidences of indebtedness, rights or warrants so distributed or issued applicable to one share of the Index Fund.

Reorganization Events

If prior to the maturity date of the Notes the Index Fund, or any successor to the Index Fund, has been subject to a merger, combination, consolidation or statutory exchange of securities with another exchange traded index fund, and the Index Fund is not the surviving entity, then, on or after the date of such event, the Calculation Agent shall, in its sole discretion, make an adjustment to the Price Multiplier or to the method of determining the amount payable on each Note or any other terms of the Notes as the Calculation Agent, in its sole discretion, determines appropriate to account for the economic effect on the Notes of such event (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Underlying Stock or to the Notes), and determine the effective date of that adjustment. If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may deem the Index Fund to be de-listed, liquidated, discontinued or otherwise terminated, treatment of which is described below under “—Discontinuation of the Index Fund.”

Discontinuance of the Index Fund

If the Market Measure to which the Notes are linked is an exchange traded fund, and such exchange traded fund (or a successor index fund) is de-listed from its primary securities exchange (or any other relevant exchange), liquidated or otherwise terminated, the Calculation Agent will substitute a Market Measure that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Index Fund, which may be, but is not limited to, an exchange traded fund comparable to the Index Fund (such exchange traded fund being referred to herein as a “successor index fund”), the Underlying Index or a successor to the Underlying Index. In such event, the Calculation Agent will adjust the Price Multiplier, as necessary, such that the substitute Market Measure closely replicates the performance of the Index Fund.

If the Market Measure (or a successor index fund) is de-listed, liquidated or otherwise terminated and the Calculation Agent determines that no adequate substitute for the Index Fund is available, then the Calculation Agent will, in its sole discretion, calculate the Closing Market Price of the shares of such Market Measure (or a successor index fund) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Market Measure (or a successor index fund).

If a successor index fund is selected or the Calculation Agent calculates the Closing Market Price by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate such Market Measure (or a successor index fund), that successor index fund or substitute computation methodology, as applicable, will be substituted for such Market Measure (or such successor index fund) for all purposes of the Notes.

Upon any selection by the Calculation Agent of any successor index fund, the Calculation Agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the Notes. The Calculation Agent will provide information as to the method of calculating the Closing Market Price of the shares of the Market Measures (or such successor index fund) upon written request by any investor in the Notes.

If at any time:

•	an Underlying Index (or the underlying index related to a successor index fund) is changed in a material respect, or

•

a Market Measure (or a successor index fund) in any other way is modified so that it does not, in the opinion of the Calculation Agent, fairly represent the price per share of such Market Measure (or such successor index fund) had those changes or modifications not been made, then, from and after that time, the Calculation Agent will make those calculations and adjustments that, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Market Price of such Market Measure (or such successor index fund) as if those changes or modifications had not been made. The Calculation Agent also may determine that no adjustment is required.

The Calculation Agent will be solely responsible for the method of calculating the Closing Market Price of the shares of the Index Fund (or any successor index fund) and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

Notwithstanding these alternative arrangements, modification or discontinuance of the Index Fund to which your Notes are linked may adversely affect trading in the Notes.

If the Calculation Agent determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent may cause the Notes to be accelerated to the fifth Banking Business Day following the date of that determination and the Redemption Amount payable to you will be calculated as though the date of early repayment were the stated maturity date of the Notes. Additionally, if the Notes are accelerated, you will not be entitled to any interest that would have accrued had the Notes not been accelerated.

Adjustments to the Market Measure

If at any time a Market Measure Publisher makes a material change in the formula for or the method of calculating a Market Measure, or Market Measure component in the case of a basket, or in any other way materially modifies that Market Measure so that the Market Measure does not, in the opinion of the Calculation Agent, fairly represent the level of the Market Measure had those changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, on each date that the closing value of the Market Measure is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of the Market Measure as if those changes or modifications had not been made, and calculate the closing level with reference to the Market Measure, as so adjusted. Accordingly, if the method of calculating a Market Measure is modified so that the level of the Market Measure is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust the Market Measure in order to arrive at a level of the Market Measure as if it had not been modified.

Discontinuance of a Non-Exchange Traded Fund Market Measure

If a Market Measure Publisher discontinues publication of a Market Measure to which an issue of Notes is linked other than an exchange traded fund Market Measure, or one or more components of a Market Measure in the case of a basket, and such Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to that Market Measure (a “successor market measure”), then, upon the Calculation Agent’s notification of that determination to the trustee and ML&Co., the Calculation Agent will substitute the successor market measure as calculated by the relevant Market Measure Publisher or any other entity and calculate the Ending Value as described above under “—Payment on the Maturity Date”. Upon any selection by the Calculation Agent of a successor market measure, ML&Co. will cause notice to be given to holders of the Notes.

In the event that a Market Measure Publisher discontinues publication of a Market Measure and:

•	the Calculation Agent does not select a successor market measure; or

•	the successor market measure is not published on the Valuation Date,

the Calculation Agent will compute a substitute level for the Market Measure in accordance with the procedures last used to calculate the Market Measure before any discontinuance. If a successor market measure is selected or the Calculation Agent calculates a level as a substitute for a Market Measure as described below, the successor market measure or level will be used as a substitute for that Market Measure for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of the Market Measure before the Valuation Date and the Calculation Agent determines that no successor market measure is available at that time, then on each Business Day until the earlier to occur of:

•	the determination of the Ending Value; or

•	a determination by the Calculation Agent that a successor market measure is available,

the Calculation Agent will determine the value that would be used in determining the Redemption Amount as described in the preceding paragraph as if that day were the Valuation Date. The Calculation Agent will cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

Unless otherwise provided in the applicable term sheet, a “Business Day” is any day on which (i) the Market Measure or any successor market measure, if any, that have not been discontinued, is calculated and published and (ii) with respect to the Market Measure, or any successor market measures, which have been discontinued, a day on which the applicable exchanges listing the stocks of companies or exchanges quoting the commodities futures contracts, as applicable to the Market Measure, used to calculate a substitute level for a Market Measure following a discontinuance, as discussed above, are open for trading. For the purposes of this definition, as applicable to Notes linked to a basket, “Market Measure” refers to any basket component or components.

Notwithstanding these alternative arrangements, discontinuance of the publication of the specific Market Measure to which your Notes are linked may adversely affect trading in the Notes.

Events of Default and Acceleration

In case an Event of Default with respect to any issue of Notes has occurred and is continuing, the amount payable to a holder of a Note upon any acceleration permitted by the Notes, with respect to each Original Public Offering Price per unit, will be equal to the Redemption Amount per unit, calculated as though the date of acceleration were the maturity date of the Notes and as though the Valuation Date were five Market Measure Business Days prior to the date of acceleration.

In case of default in payment of the Notes, whether on the maturity date or upon acceleration, from and after that date the Notes will bear interest, payable upon demand of their holders, at the then current Federal Funds Rate, reset daily, as determined by reference to Reuters page FEDFUNDS1 under the heading “EFFECT”, to the extent that payment of such interest shall be legally enforceable, on the unpaid amount due and payable on that date in accordance with the terms of the Notes to the date payment of that amount has been made or duly provided for. “Reuters page FEDFUNDS1” means such page or any successor page, or page on a successor service, displaying such rate. If the Federal Funds Rate cannot be determined by reference to Reuters page FEDFUNDS1, such rate will be determined in accordance with the procedures set forth in the accompanying MTN prospectus supplement relating to the determination of the Federal Funds Rate in the event of the unavailability of Moneyline Telerate page 120.

THE MARKET MEASURE

General

The Market Measure (as defined below) to which a specific issue of Notes is linked will be set forth in the applicable term sheet. Specific information regarding the Market Measure may be set forth in one or more prospectus supplements (each of which may be called a term sheet or an index supplement).

A “Market Measure” may be a single stock, a basket of single-stocks, a basket of futures contracts or commodities, a commodity- or equity-based index, a basket of indices, the value of a single commodity or item, or any other statistical measure of economic or financial performance including, but not limited to, measurements of interest rates, any consumer price or mortgage index, or any combination thereof. As may be set forth in an applicable term sheet, the Notes may be linked to two or more Market Measures and payment on the Notes may be determined by comparison or combination of the levels of those Market Measures. In such a case, to the extent it is different from the information set forth herein, the applicable term sheet will set forth the method for determining the Starting Value, the value of the Market Measure on any Market Measure Business Day during the Valuation Period, or the Redemption Amount. Any reference to “Market Measure” assumes that there may be two or more Market Measures to which a specific issuance of the Notes is linked.

Exchange Traded Funds

For Notes linked to an exchange traded fund, any information regarding the exchange traded fund will be derived from publicly available documents published by the investment company. We make no representation or warranty as to the accuracy or completeness of this information. Any exchange traded fund will be registered under the Securities Exchange Act of 1934 and the Investment Company Act of 1940. Information provided to or filed with the SEC by any exchange traded fund can be located at the SEC’s facilities or through the SEC’s web site. See “Where You Can Find More Information” in the accompanying general prospectus supplement and prospectus. ML&Co. makes no representation or warranty as to the accuracy or completeness of the information or reports.

The selection of the exchange traded fund is not a recommendation to buy or sell the exchange traded fund. Neither ML&Co. nor any of its subsidiaries or affiliates makes any representation to any purchaser of the Notes as to the performance of the exchange traded fund.

ML&Co. will not be affiliated with any exchange traded fund. Any exchange traded fund will have no obligations with respect to the Notes. This product supplement and any related term sheet relates only to the Notes and does not relate to the exchange traded fund or other securities of the exchange traded fund. All disclosures contained in this product supplement or any related term sheet regarding the exchange traded fund will be derived from the publicly available documents described above. Neither ML&Co. nor MLPF&S has or will participate in the preparation of the publicly available documents described above. Neither ML&Co. nor MLPF&S has made any due diligence inquiry with respect to any exchange traded fund in connection with the offering of the Notes. Neither ML&Co. nor MLPF&S makes any representation that the publicly available documents or any other publicly available information regarding any exchange traded fund are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of the applicable term sheet, including events that would affect the accuracy or completeness of the publicly available documents described above, that would affect the trading price of shares of the exchange traded fund have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning any exchange traded fund could affect the value of the exchange traded fund on the Valuation Date and therefore could affect your Redemption Amount. Neither ML&Co. nor any of its subsidiaries or affiliates makes any representation to any purchaser of the Notes as to the performance of the exchange traded fund.

ML&Co. or its subsidiaries or affiliates may presently or from time to time engage in business, directly or indirectly, with any company whose stocks or other equity securities are held by the exchange traded fund (an “Underlying Company”) including extending loans to, or making equity investments in, any Underlying Company or providing investment banking or advisory services to any Underlying Company, including merger and acquisition advisory services. In the course of that business, ML&Co. or its subsidiaries or affiliates may acquire non-public information with respect to any Underlying Company and, in addition, one or more affiliates of ML&Co. may publish research reports with respect to any Underlying Company.

Any prospective purchaser of the Notes should undertake an independent investigation of any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the Notes.

Baskets

A basket is designed to allow investors to participate in changes in the levels of the basket components from the Starting Value to the Ending Value. If the Market Measure to which your Notes are linked is a basket, the basket components will be set forth in the applicable term sheet. Each basket component will be assigned a weighting (the “Initial Weighting”) so that each basket component represents a specified portion of the value of the basket on the Pricing Date. The basket components may be assigned with equal or unequal Initial Weightings. The Initial Weighting of any basket component will be set forth in the applicable term sheet.

Determination of the Multiplier for each Basket Component

A fixed factor (the “Multiplier”) will be determined for each basket component, based upon the weighting of that basket component. The Multiplier for each basket component will be calculated on the Pricing Date and will equal:

•	the Initial Weighting (as a percentage) for that basket component, multiplied by 100; and

•	divided by the closing level of that basket component on the Pricing Date, and rounded to eight decimal places.

The Multipliers will be calculated in this way so that the value of the basket will equal 100 on the Pricing Date. The Multipliers for each individual basket component will be subject to adjustment in accordance with the procedures for adjusting the Price Multiplier as described in the section entitled “Description of the Notes—Anti-Dilution and Discontinuance Adjustments for Exchange Traded Fund linked Notes” and “Description of the Notes—Adjustments to the Market Measure”.

Computation of the Basket

The Calculation Agent will calculate the value of the basket by summing the products of the closing level for each basket component on the applicable day and the Multiplier applicable to each basket component. The value of the basket will vary based on the increase or decrease in the level of each basket component. Any increase in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in an increase in the value of the basket. Conversely, any decrease in the level of a basket component (assuming no change in the level of the other basket component or basket components) will result in a decrease in the value of the basket.

The following tables are for illustration purposes only, and do not reflect the actual composition, Initial Weightings or Multipliers, which will be set forth in the applicable term sheet.

Example 1:

The hypothetical basket components are Index ABC and Index XYZ, each weighted equally on a hypothetical Pricing Date:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	50.00%	3,500.00	0.01428571	50.00
Starting Value				100.00

Example 2:

The hypothetical basket components are Index ABC, Index XYZ and Index RST, with their Initial Weightings being 50.00%, 25.00% and 25.00%, respectively:

Basket Component	Initial Weighting	Closing Level(1)	Hypothetical Multiplier(2)	Initial Basket Level Contribution
Index ABC	50.00%	500.00	0.10000000	50.00
Index XYZ	25.00%	2,420.00	0.01033058	25.00
Index RST	25.00%	1,014.00	0.02465483	25.00
Starting Value				100.00

(1)	This is the closing level of each basket component on the hypothetical Pricing Date.

(2)	The hypothetical Multiplier equals the initial weighting of the basket component (as a percentage) multiplied by 100, and then divided by the closing level of that basket component on the hypothetical Pricing Date, and rounded to eight decimal places. The actual basket components, Initial Weightings, Multipliers and the Pricing Date will be set forth in the applicable term sheet.

UNITED STATES FEDERAL INCOME TAXATION

Set forth in full below is the opinion of Sidley Austin LLP, tax counsel to ML&Co., as to certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This opinion is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. The discussion below supplements the discussion set forth under the section entitled “United States Federal Income Taxation” that is contained in the accompanying MTN prospectus supplement and supersedes that discussion to the extent that it contains information that is inconsistent with that which is contained in the accompanying MTN prospectus supplement. Furthermore, the discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities that elect to mark to market, entities that are classified as partnerships, tax-exempt entities or persons holding Notes in a tax-deferred or tax-advantaged account (except to the extent specifically discussed below), persons whose functional currency is not the United States dollar, persons subject to the alternative minimum tax or persons holding Notes as a hedge against currency risks, as a position in a “straddle” or as part of a “hedging”, “conversion” or “integrated” transaction for tax purposes. If a partnership holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Thus, persons who are partners in a partnership holding the Notes should consult their own tax advisors.

This discussion only deals with U.S. Holders who are original purchasers of the Notes (except where otherwise specifically noted in this product supplement). The following discussion also assumes that the issue price of the Notes, as determined for United States federal income tax purposes, equals the principal amount thereof. As used in this product supplement, the term “U.S. Holder” means a beneficial owner of a Note that is for United States federal income tax purposes (a) a citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, (d) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (e) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. Notwithstanding clause (d) of the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to that date that elect to continue to be treated as United States persons also will be U.S. Holders. As used herein, the term “non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

In any event, notwithstanding anything to the contrary herein, all persons considering the purchase of the Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

General

There are no statutory provisions, regulations, published rulings or judicial decisions addressing or involving the characterization, for United States federal income tax purposes, of the Notes or securities with terms substantially the same as the Notes. However, unless stated otherwise in the applicable term sheet, although the matter is not free from doubt, under current law, each Note should be treated as a debt instrument of ML&Co. for United States federal income tax purposes. Unless stated otherwise in the applicable term sheet, ML&Co. currently intends to treat each Note as a debt instrument of ML&Co. for United States federal income tax purposes and, where required, intends to file information returns with the Internal Revenue Service (the “IRS”) in accordance with this treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the Notes. Prospective investors in the Notes should be aware, however, that the IRS is not bound by ML&Co.’s characterization of the Notes as indebtedness, and the IRS could possibly take a different position as to the proper characterization of the Notes for United States federal income tax purposes. The following discussion of the principal United States federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon the assumption that each Note will be treated as a debt instrument of ML&Co. for United States federal income tax purposes. If the Notes are not in fact treated as debt instruments of ML&Co. for United States federal income tax purposes, then the United States federal income tax treatment of the purchase, ownership and disposition of the Notes could differ from the treatment discussed below with the result that the timing and character of income, gain or loss recognized in respect of a Note could differ from the timing and character of income, gain or loss recognized in respect of a Note had the Notes in fact been treated as debt instruments of ML&Co. for United States federal income tax purposes.

U.S. Holders

Tax Treatment of the Notes if Maturity is One Year or Less

The following discussion applies if the Notes, at the time of issuance, have a maturity of one year or less (“Short Term Notes”).

Cash Method U.S. Holders. For U.S. Holders using the cash method of tax accounting, the amount payable at maturity with respect to a Short-Term Note in excess of the principal amount thereof, if any, should generally be includible in income as ordinary interest on the date that the amount payable at maturity is received by the U.S. Holder. Upon a sale or exchange of a Short-Term Note prior to maturity, the amount of the difference, if any, between the amount realized on the sale or exchange and such U.S. Holder’s tax basis in the Short-Term Note (generally the amount of the U.S. Holder’s initial investment in the Short-Term Note) should be recognized as taxable gain or loss. Such gain or loss generally would be short-term capital gain or loss. However, all or a portion of any such gain should be treated as ordinary income to the extent of the amount of original issue discount (as described below under “Accrual Method U.S. Holders”) that has accrued on a straight-line basis, or upon election under a constant yield method (based on daily compounding), through the date of such sale or exchange. Absent a future clarification in current law (by administrative determination, judicial ruling or otherwise), ML&Co. intends to report any payments received upon a sale, exchange or other disposition of a Short-Term Note prior to the maturity date entirely as gross proceeds.

Accrual Method U.S. Holders. For U.S. Holders using the accrual method of tax accounting, and for certain other U.S. Holders including banks and dealers in securities, original issue discount on a Short-Term Note should be accrued on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding). Such original issue discount should accrue based upon an estimated yield for the Short-Term Note. Upon maturity of a Short-Term Note, to the extent that the actual yield on the Short-Term Note (i.e., the Redemption Amount) differs from this estimated yield, such difference should be treated as additional original issue discount or as an offset to previously accrued original issue discount (or as an ordinary loss). Upon a sale or exchange of a Short-Term Note prior to the maturity date, short-term capital gain or loss (or, in some cases, possibly an offset to previously accrued original issue discount) should be recognized in an amount equal to the difference between the amount realized on the sale or exchange and such U.S. Holder’s adjusted tax basis in the Short-Term Note. Such a U.S. Holder’s adjusted tax basis generally should equal such U.S. Holder’s initial investment in the Short-Term Note increased by any original issue discount included in income by the U.S. Holder. Absent a future clarification in current law (by administrative determination, judicial ruling or otherwise), ML&Co. intends to report any payments received upon a sale, exchange or other disposition of a Short-Term Note prior to the maturity date entirely as gross proceeds.

Prospective purchasers of the Short-Term Notes should consult their tax advisors concerning the tax consequences, in light of their particular circumstances, and in particular whether a U.S. Holder may be required to take into account any amount of accrued original issue discount, under the laws of the United States and any other taxing jurisdiction, of the purchase, ownership and disposition of the Short-Term Notes.

Tax Treatment of the Notes if Maturity is More Than One Year

The following discussion applies if the Notes, at the time of issuance, have a maturity of more than one year (“Long-Term Notes”).

Long-Term Notes will be treated as contingent payment debt instruments. On June 11, 1996, the Treasury Department issued final regulations (the “CPDI Regulations”) concerning the proper United States federal income tax treatment of contingent payment debt instruments such as Long-Term Notes, which apply to debt instruments issued on or after August 13, 1996 and, accordingly, will apply to Long-Term Notes. In general, the CPDI Regulations cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a conventional noncontingent payment debt instrument. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as that interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale or exchange of a contingent payment debt instrument is treated as ordinary income, and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations provide no definitive guidance as to whether or not an instrument is properly characterized as a debt instrument for United States federal income tax purposes.

In particular, solely for purposes of applying the CPDI Regulations to the Long-Term Notes, ML&Co. will be required to establish a projected payment schedule for the Long-Term Notes. The projected payment schedule for the Long-Term Notes will consist of a projected cash payment on the maturity date of an amount equal to an estimate of the Redemption Amount per unit of the Long-Term Notes (the “Projected Redemption Amount”). This projected payment schedule will represent an estimated yield for the Long-Term Notes. Long-Term Notes having different maturity dates or offered at different times will have different projected payment schedules and estimated yields. During the term of the Long-Term Notes, a U.S. Holder of a Long-Term Note will be required to include in income as ordinary interest an amount equal to the sum of the daily portions of interest on the Long-Term Note that are deemed to accrue at the applicable estimated yield for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder holds such Long-Term Note (regardless of such U.S. Holder’s regular method of tax accounting). The amount of interest that will be deemed to accrue in any accrual period (i.e., generally each six-month period during which the Long-Term Notes are outstanding) will equal the product of the applicable estimated yield (properly adjusted for the length of the accrual period) and the Long-Term Note’s adjusted issue price (as defined below) at the beginning of the accrual period. The daily portions of interest will be determined by allocating to each day in the accrual period the ratable portion of the interest that is deemed to accrue during the accrual period. In general, for these purposes, a Long-Term Note’s adjusted issue price will equal the Long-Term Note’s issue price (i.e., the Original Public Offering Price of the Long-Term Note), increased by the interest previously accrued on the Long-Term Note. On the maturity date of a Long-Term Note, in the event that the actual cash payment on the maturity date (the “Actual Redemption Amount”) exceeds the Projected Redemption Amount, a U.S. Holder will be required to include the excess of the Actual Redemption Amount over the Projected Redemption Amount in income as ordinary interest on the maturity date. Alternatively, in the event that the Actual Redemption Amount is less than the Projected Redemption Amount, the amount by which the Projected Redemption Amount exceeds the Actual Redemption Amount will be treated (a) first as an offset to any interest otherwise includible in income by the U.S. Holder with respect to the Long-Term Note for the taxable year in which the maturity date occurs to the extent of the amount of that includible interest and (b) then, to the extent of the amount of interest previously included in income by the U.S. Holder with respect to a Long-Term Note, as an ordinary loss that is not subject to the limitations applicable to miscellaneous itemized deductions. Any remaining portion of the Projected Redemption Amount in excess of the Actual Redemption Amount that is not treated as an interest offset or an ordinary loss pursuant to the foregoing rules will be treated as a capital loss (which will be long-term capital loss if the Long-Term Note has been held for more than one year as of the maturity date). In addition, U.S. Holders purchasing such a Long-Term Note at a price that differs from the adjusted issue price of the Long-Term Note as of the purchase date (e.g., subsequent purchasers) will be subject to special rules providing for certain adjustments to the foregoing rules and these U.S. Holders should consult their own tax advisors concerning such rules.

Upon the sale or exchange of a Long-Term Note prior to the maturity date, a U.S. Holder will be required to recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized by the U.S. Holder upon that sale or exchange and the U.S. Holder’s adjusted tax basis in the Long-Term Note as of the date of disposition. A U.S. Holder’s adjusted tax basis in a Long-Term Note generally will equal the U.S. Holder’s initial investment in the Long-Term Note increased by any interest previously included in income with respect to the Long-Term Note by the U.S. Holder. Any taxable gain will be treated as ordinary income. Any taxable loss will generally be treated as ordinary loss to the extent of the U.S. Holder’s total interest inclusions on the Long-Term Note. Any remaining loss generally will be treated as long-term or short-term capital loss (depending upon the U.S. Holder’s holding period for the Long-Term Note). All amounts includible in income by a U.S. Holder as ordinary interest pursuant to the CPDI Regulations will be treated as original issue discount.

All prospective investors in the Long-Term Notes should consult their tax advisors concerning the application of the CPDI Regulations to their investment in the Long-Term Notes. The projected payment schedule (including both the Projected Redemption Amount and the estimated yield for the Long-Term Notes) will be established solely for United States federal income tax purposes (i.e., for purposes of applying the CPDI Regulations to the Long-Term Notes), and is neither a prediction nor a guarantee of what the Actual Redemption Amount will be, or that the Actual Redemption Amount will even exceed the Minimum Redemption Amount. The projected payment schedule (including both the Projected Redemption Amount and the estimated yield on the Long-Term Notes), as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Notes, will be set forth in the applicable term sheet. In addition, investors in the Long-Term Notes may obtain the projected payment schedule and the estimated yield, as established by ML&Co. for purposes of applying the CPDI Regulations to the Long-Term Notes, by submitting a written request for that information to Merrill Lynch & Co., Inc., Corporate Secretary’s Office, 222 Broadway, 17th Floor, New York, New York 10038, (212) 670-0432, corporatesecretary@exchange.ml.com.

Unrelated Business Taxable Income

Section 511 of the Internal Revenue Code of 1986, as amended (the “Code”) generally imposes a tax, at regular corporate or trust income tax rates, on the “unrelated business taxable income” of certain tax-exempt organizations, including qualified pension and profit sharing plan trusts and individual retirement accounts. In general, if the Notes are held for investment purposes, the amount of income or gain realized with respect to the Notes will not constitute unrelated business taxable income. However, if a Note constitutes debt-financed property (as defined in Section 514(b) of the Code) by reason of indebtedness incurred by a holder of a Note to purchase or carry the Note, all or a portion of any income or gain realized with respect to such Note may be classified as unrelated business taxable income pursuant to Section 514 of the Code. Moreover, prospective investors in the Notes should be aware that whether or not any income or gain realized with respect to a Note which is owned by an organization that is generally exempt from United States federal income taxation constitutes unrelated business taxable income will depend upon the specific facts and circumstances applicable to such organization. Accordingly, any potential investors in the Notes that are generally exempt from United States federal income taxation are urged to consult with their own tax advisors concerning the United States federal income tax consequences to them of investing in the Notes.

Non-U.S. Holders

A non-U.S. Holder will not be subject to United States federal income taxes on payments of principal, premium (if any) or interest (including original issue discount) on a Note, unless the non-U.S. Holder is a direct or indirect 10% or greater shareholder of ML&Co., a controlled foreign corporation related to ML&Co. or a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, income allocable to non-U.S. Holders will generally be subject to annual tax reporting on IRS Form 1042-S. For a non-U.S. Holder to qualify for the exemption from taxation, any person, U.S. or foreign, that has control, receipt or custody of an amount subject to withholding, or who can disburse or make payments of an amount subject to withholding (the “Withholding Agent”) must have received a statement that (a) is signed by the beneficial owner of the Note under penalties of perjury, (b) certifies that the owner is a non-U.S. Holder and (c) provides the name and address of the beneficial owner. The statement may generally be made on IRS Form W-8BEN (or other applicable form) or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of that change by filing a new IRS Form W-8BEN (or other applicable form). Generally, an IRS Form W-8BEN provided without a U.S. taxpayer identification number will remain in effect for a period starting on the date the form is signed and ending on the last day of the third succeeding calendar year, unless a change in circumstances makes any information on the form incorrect. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. Under certain circumstances, the signed statement must be accompanied by a copy of the applicable IRS Form W-8BEN (or other applicable form) or the substitute form provided by the beneficial owner to the organization or institution.

Under current law, a Note will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of ML&Co. or, at the time of the individual’s death, payments in respect of that Note would have been effectively connected with the conduct by the individual of a trade or business in the United States.

Backup Withholding

Backup withholding at the applicable statutory rate of United States federal income tax may apply to payments made in respect of the Notes to registered owners who are not “exempt recipients” and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

In addition, upon the sale of a Note to (or through) a broker, the broker must withhold on the entire purchase price, unless either (a) the broker determines that the seller is a corporation or other exempt recipient or (b) the seller provides, in the required manner, certain identifying information (e.g., an IRS Form W-9) and, in the case of a non-U.S. Holder, certifies that the seller is a non-U.S. Holder (and certain other conditions are met). This type of a sale must also be reported by the broker to the IRS, unless either (a) the broker determines that the seller is an exempt recipient or (b) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner’s non-U.S. status would be made normally on an IRS Form W-8BEN (or other applicable form) under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against the beneficial owner’s United States federal income tax provided the required information is furnished to the IRS.

ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the Notes. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MLPF&S, may be each considered a party in interest within the meaning of ERISA, or a disqualified person within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”). Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MLPF&S or any of its affiliates is a party in interest, unless the securities are acquired pursuant to an exemption from the prohibited transaction rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

Under ERISA and various prohibited transaction class exemptions (“PTCEs”) issued by the U.S. Department of Labor, exemptive relief may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of the securities. Those exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), PTCE 84-14 (for certain transactions determined by independent qualified asset managers), and the exemption under new Section 408(b)(17) of ERISA and new Section 4975(d)(20) of the Code for certain arm’s-length transactions with a person that is a party in interest solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”).

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing plan assets of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with plan assets of any Plan or with any assets of a governmental, church or foreign plan that is subject to any federal, state, local or foreign law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code (or in the case of a governmental, church or foreign plan, any substantially similar federal, state, local or foreign law).

Under ERISA, assets of a Plan may include assets held in the general account of an insurance company which has issued an insurance policy to such plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or the Service Provider Exemption.

Purchasers of the securities have exclusive responsibility for ensuring that their purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any similar regulations applicable to governmental or church plans, as described above.

USE OF PROCEEDS AND HEDGING

The net proceeds from the sale of the Notes will be used as described under “Use of Proceeds” in the accompanying general prospectus supplement and to hedge market risks of ML&Co. associated with its obligation to pay the Redemption Amount.

SUPPLEMENTAL PLAN OF DISTRIBUTION

MLPF&S has advised ML&Co. that it will initially offer all or part of the Notes directly to the public on a fixed price basis at the offering prices set forth on the applicable term sheet and it may offer the Notes to dealers at that price less a concession not in excess of the underwriting discount set forth on the cover of the applicable term sheet. After the initial public offering, the public offering price and concession may be changed. The obligations of MLPF&S are subject to certain conditions and it is committed to take and pay for all of the Notes if any are taken.

EXPERTS

The consolidated financial statements incorporated by reference in this product supplement from Merrill Lynch & Co., Inc.’s Annual Report on Form 10-K for the year ended December 28, 2007 and the effectiveness of Merrill Lynch & Co., Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, incorporated herein by reference (which reports (1) expressed an unqualified opinion on the consolidated financial statements and included an explanatory paragraph regarding the changes in accounting methods in 2007 relating to the adoption of Statement of Financial Accounting Standards No. 157, “Fair Value Measurement,” Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115,” and FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an Interpretation of FASB Statement No. 109,” and in 2006 for share-based payments to conform to Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” and included an explanatory paragraph relating to the restatement discussed in Note 20 to the consolidated financial statements and (2) expressed an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 28, 2008 and March 30, 2007 and the three-month and six-month periods ended June 27, 2008 and June 29, 2007, which is incorporated herein by reference, Deloitte & Touche LLP, an independent registered public accounting firm, have applied limited procedures in accordance with the standards of the Public Company Accounting Oversight Board (United States) for a review of such information. However, as stated in their reports included in Merrill Lynch & Co., Inc.’s Quarterly Reports on Form 10-Q for the quarters ended March 28, 2008 (which report included an explanatory paragraph relating to the restatement discussed in Note 16 to the condensed consolidated interim financial statements), and June 27, 2008 (which report included explanatory paragraphs related to the restatement discussed in Note 16 to the condensed consolidated interim financial statements and a number of transactions subsequent to the balance sheet date which are expected to have a material impact on the interim financial statements for the three and nine month periods ended September 26, 2008 discussed in Note 18 to the condensed consolidated interim financial statements), and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

INDEX OF CERTAIN DEFINED TERMS

Banking Business Day	PS-19
Base Value	PS-13
Business Day	PS-22
Closing Market Price	PS-15
Ending Value	PS-16
Index Fund	PS-19
Market Measure	PS-1
Market Measure Business Day	PS-13
Market Disruption Event	PS-17
Minimum Redemption Amount	PS-1
Notes	PS-1
Participation Rate	PS-1
Pricing Date	PS-1
Redemption Amount	PS-1
Starting Value	PS-13
Threshold Level	PS-1
Threshold Payment	PS-1
Trading Day	PS-16
successor index fund	PS-21
successor market measure	PS-22
Underlying Index	PS-4
Valuation Date	PS-13
Volume Weighted Average Price	PS-15

Merrill Lynch & Co., Inc.

Medium-Term Notes, Series C

Principal Protected Conditional Participation Notes

(the “Notes”)

PRODUCT SUPPLEMENT

Merrill Lynch & Co.

October 31, 2008